UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

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FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):
August 17, 2006

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CELADON GROUP, INC.
(Exact name of registrant as specified in its charter)

Delaware	000-23192	13-3361050
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

9503 East 33rd Street Indianapolis, IN	46235
(Address of principal executive offices)	(Zip Code)

(317) 972-7000
(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01   Entry into a Material Definitive Agreement.

On August 17, 2006, the Compensation Committee of the Board of Directors (the “Committee”) of Celadon Group, Inc., a Delaware corporation (the “Company”), acting pursuant to the Company’s Cash Bonus Program (the “Program”), approved the overall bonus pool for the participants in the Program as well as the specific bonuses for Stephen Russell, our Chief Executive Officer, Thomas Glaser, our President, and Paul Will, our Chief Financial Officer. Messrs. Russell, Glaser, and Will established the bonus amounts for the other participants. The bonus pool was based on the achievement of performance targets for the fiscal year ended June 30, 2006.  In addition, the Committee adopted performance and bonus pool targets for certain of the Company’s executive officers for fiscal year 2007 and approved discretionary bonuses to certain of the Company's executive officers.

The fiscal 2006 Program bonus pool for Messrs. Russell, Glaser, Will, Core, and Hernandez was based on the Company’s relative performance compared with a pre-established earnings per share target. The bonus pool is adjusted up or down from the target bonus pool based on a range of Company performance between 85% and 140% of the performance target. For 2006, the Company exceeded the top of the range, at over 150% of the target.

In addition to the formula bonus under the Program, the Committee granted a discretionary bonus of $246,569 to Mr. Russell and $101,716 to each of Messrs. Glaser and Will. The discretionary bonuses were based, among other things, on the Company’s safety, driver development, and profitability above the targeted range.

Bonuses for fiscal year 2006, including the Program and discretionary components, were as follows:

Name of Officer	Bonus Amount
Stephen Russell	$1,289,806
Thomas Glaser	$531,532
Paul A. Will	$531,532
Kenneth Core	$50,000
Sergio Hernandez	$20,000

The Committee also adopted an earnings per share target for fiscal 2007. The bonus pool will be adjusted based on Company achievement of 85% to 150% of the target. The cash bonuses payable to executive officers under the fiscal 2007 earnings targets range from approximately 1% to 6% of pre-tax earnings.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CELADON GROUP, INC.

Date: August 23, 2006	By:	/s/ Stephen Russell
Stephen Russell
Chairman and Chief Executive Officer